Exhibit 99.1

RESIGNATION OF OFFICER

September 28, 2018

Boards of Directors

Salon Media Group, Inc.

To whom it may concern:

I tender my resignation as Chief Financial Officer of Salon Media Group, Inc. effective immediately.

My resignation is not because of any disagreements with Salon Media Group, Inc. on matters relating to its operations, policies and practices.

Thank you in advance for your prompt attention to this matter.

Sincerely yours,

/s/ Elizabeth Hambrecht

Elizabeth Hambrecht